EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated June 3, 2005, accompanying the consolidated financial statements and schedule and management's assertion of the effectiveness of internal control over financial reporting included in the Annual Report of Quality Systems, Inc. on Form 10-K for the year ended March 31, 2005, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.


/s/ Grant Thornton LLP

Irvine, California
November 11, 2005